Exhibit 16.1

March 28, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 28, 2017, of KemPharm, Inc. and are in agreement with the statements contained in paragraphs 2, 3, 4 and 5 under "(a)" on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in "(b)" on page 2 of the above referenced filing.

/s/ Ernst & Young LLP

Certified Public Accountants